Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports Second Quarter & Six Month 2012 Results
-Sales, Gross Profit Margins, Pretax Income Show Marked Improvement-

WEST MELBOURNE, Florida -- August 8, 2012 -- RELM Wireless Corporation (NYSE MKT: RWC) today announced its financial and operating results for the quarter and six months ended June 30, 2012.

For the quarter ended June 30, 2012, sales totaled approximately $9.3 million, compared with approximately $4.7 million for the second quarter last year.  Pretax income for the quarter ended June 30, 2012 was approximately $2.0 million, compared with a pretax loss of approximately $855,000 for the second quarter last year.  The Company recognized income tax expense of approximately $765,000 for the second quarter 2012, compared with no income tax expense or benefit for the same quarter last year.  The second quarter’s income tax expense was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the quarter ended June 30, 2012 was approximately $1.2 million, or $0.09 per diluted share, compared with a net loss of approximately $855,000, or $0.06 per diluted share, for the same quarter last year.

Gross profit margin for the second quarter 2012 was 49.7% of sales, versus 35.5% of sales for the same quarter last year.  Selling, general and administrative expenses totaled approximately $2.6 million (28.1% of sales) for the second quarter 2012, compared with $2.5 million (53.2% of sales) for the second quarter last year.

The Company had approximately $20.7 million in working capital as of June 30, 2012, of which $10.0 million was comprised of cash and trade receivables.  This compares with working capital of $19.5 million as of December 31, 2011, of which $6.8 million was comprised of cash and trade receivables. The Company had no balance outstanding under its revolving credit facility at June 30, 2012.

RELM President and Chief Executive Officer David Storey commented, “The second quarter 2012 was our best quarter in three years.  It represented a sharp rebound from the preceding quarter and the same quarter last year.  The improvement in our business was broad-based, including sales growth from new KNG products and new customers, combined with resurgent demand for legacy products primarily from longstanding federal customers.  Sales for the quarter included noteworthy wins in the international arena as well as in the state and local government market.  Higher overall volumes and a sales mix that was heavily weighted toward P25 digital products yielded strong gross profit margins approaching 50%; a significant improvement from recent quarters.  Meanwhile, we maintained a controlled approach with our SG&A spending.  The convergence of all these factors resulted in profits for the quarter and six month periods, and positive cash flow.”

Mr. Storey continued, “This quarter demonstrates the kind of financial performance that can be generated when we successfully increase sales revenue.  While pleased with our progress in the second quarter, we realize the importance of consistently delivering and improving upon this kind of performance.  Our team is committed to making that objective a reality in coming quarters.”

For the six months ended June 30, 2012, sales totaled approximately $13.7 million compared with approximately $11.4 million for the same period last year.  Pretax income for the six months ended June 30, 2012 was approximately $1.3 million compared with a pretax loss of approximately $1.5 million for the same period last year.  For the six months ended June 30, 2012 the Company recognized income tax expense of approximately $488,000, compared with no income tax expense or benefit for the same period last year.  Income tax expense for the six month period was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the six months ended June 30, 2012 totaled approximately $845,000, or $0.06 per diluted share, compared with a net loss of approximately $1.5 million, or $0.11 per diluted share, for the same period last year.

Gross profit margins for the six months ended June 30, 2012 were 46.0% of sales, versus 37.4% of sales for the same period last year.  Selling, general and administrative expenses for the six months ended June 30, 2012 totaled approximately $5.0 million compared with approximately $5.7 million for the same period last year.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Thursday, August 9, 2012.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on August 9, 2012.  The call will also be webcast at http://www.relm.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast.  An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until August 17, 2012, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10016439.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift toward interoperability gained momentum as a result of significant communications failures in critical emergency situations.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

As an American Manufacturer for more than 60 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: changes or advances in technology; the success of our LMR product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; heavy reliance on sales to agencies of the U.S. government; our ability to utilize deferred tax assets; retention of executive officers and key personnel; our ability to manage our growth; government regulation; business with manufacturers located in other countries; our inventory and debt levels; protection of our intellectual property rights; acts of war or terrorism; and any infringement claims. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data) (Unaudited)

	June 30,	December 31,
	2012	2011

ASSETS
Current assets:
Cash & cash equivalents	$4,402	$2,693
Trade accounts receivable, net	5,551	4,155
Inventories, net	11,255	12,148
Deferred tax assets, net	2,966	3,458
Prepaid expenses & other current assets	982	526
Total current assets	25,156	22,980

Property, plant and equipment, net	1,096	1,158
Deferred tax assets, net	4,712	4,712
Capitalized software, net	2,337	2,778
Other assets	201	219

Total assets	$33,502	$31,847

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,162	$1,756
Accrued compensation and related taxes	1,204	807
Accrued warranty expense	243	247
Accrued other expenses and other current liabilities	195	318
Note payable	53	-
Deferred revenue	558	385
Total current liabilities	4,415	3,513

Deferred revenue	133	265
Long-term debt	-	-

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares, none issued or outstanding.	-	-
Common stock; $0.60 par value; 20,000,000 authorized
shares; 13,545,482 and 13,519,323 issued and outstanding shares
at June 30, 2012 and December 31, 2011, respectively.	8,127	8,111
Additional paid-in capital	24,594	24,570
Accumulated deficit	(3,767)	(4,612)
Total stockholders' equity	28,954	28,069

Total liabilities and stockholders' equity	$33,502	$31,847

RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	6/30/2012	6/30/2011	6/30/2012	6/30/2011

Sales, net	$9,327	$4,671	$13,696	$11,385

Expenses:
Cost of products	4,687	3,015	7,389	7,128
Selling, general and administrative expenses	2,624	2,484	4,964	5,732
Total expenses	7,311	5,499	12,353	12,860

Operating income (loss)	2,016	(828)	1,343	(1,475)

Other expense:
Net interest expense	(3)	(27)	(3)	(62)
Other expense	(2)	0	(7)	(6)

Income (loss) before income taxes	2,011	(855)	1,333	(1,543)

Income tax expense	(765)	0	(488)	0

Net income (loss)	$1,246	$(855)	$845	$(1,543)

Net earnings (loss) per share - basic	$0.09	$(0.06)	$0.06	$(0.11)
Net earnings (loss) per share - diluted	$0.09	$(0.06)	$0.06	$(0.11)

Weighted average common shares outstanding, basic	13,544	13,509	13,539	13,509
Weighted average common shares outstanding, diluted	13,545	13,509	13,539	13,509